Exhibit 10.1

FIRST AMENDMENT

TO THE

AMENDED AND RESTATED EXECUTIVE SEVERANCE

AND RESTRICTIVE COVENANT AGREEMENT

This First Amendment to the Amended and Restated Executive Severance and Restrictive Covenant Agreement (the “Amendment”) is made as of this 11th day of December, 2012 by and between HSCGP, LLC (formerly known as LifePoint CSGP, LLC), a Delaware limited liability company with its principal place of business at 103 Powell Court, Suite 200, Brentwood, Tennessee (the “Company”), and William F. Carpenter III, a resident of Nashville, Tennessee (“Executive”).

WHEREAS, Executive has been an employee of the Company and/or its subsidiaries and affiliates since 1999, including serving as the Executive Vice President, General Counsel and Secretary of LifePoint Hospitals, Inc. (“LifePoint”), the parent corporation of the Company;

WHEREAS, effective June 26, 2006, Executive was promoted and appointed to serve as the Chief Executive Officer and President of LifePoint;

WHEREAS, in connection with Executive’s employment by the Company and his services as the Chief Executive Officer of LifePoint (and such other appointments as he may hold with its respective subsidiaries and affiliates), the Company and Executive have, pursuant to the Executive Severance and Restrictive Covenant Agreement, made as of December 11, 2006, and as amended and restated as of December 11, 2008 (the “Severance and Restrictive Covenant Agreement”), set forth, among other things, the terms of Executive’s severance benefits and certain related matters in the event Executive’s employment is terminated; and

WHEREAS, Executive and the Company desire to amend the Severance and Restrictive Covenant Agreement as of the date hereof in certain respects.

NOW THEREFORE, in consideration of the facts, mutual promises, and covenants contained herein and intending to be legally bound hereby, the Company and Executive agree as follows:

1.              Section 1(a) of the Severance and Restrictive Covenant Agreement is hereby amended to strike the words “and President” from the first sentence.

2.              Section 1(d) of the Severance and Restrictive Covenant Agreement is hereby amended and restated, in its entirety, to read as follows:

“(d)                           Execution of Release Upon Termination.  Any payments due to Executive under Section 3 hereof (other than Executive’s Base Salary earned through the date of termination and any earned but unpaid bonus for any prior fiscal year) shall be conditioned upon Executive’s execution of a general release of claims in the form attached hereto as Exhibit A that becomes irrevocable within thirty (30) days after the date of termination of Executive’s employment.  If the foregoing release is executed and delivered and no longer subject to revocation as provided in the preceding sentence, then such payments shall be made or commence upon the thirtieth (30) day following the date of termination of Executive’s employment.”

3.              Section 3(b)(i) of the Severance and Restrictive Covenant Agreement is hereby amended and restated, in its entirety, to read as follows:

“If Executive’s employment is terminated by the Company without Cause, Executive shall receive his Base Salary through the date of such termination and any earned but unpaid Bonus Compensation for any prior fiscal year, and shall further be entitled to receive, as severance, a lump sum amount equal to two (2) times the sum of (A) Executive’s then current Base Salary and (B) Executive’s bonus earned for the prior fiscal year.  The Company agrees to permit Executive and his covered dependents to continue participation in the Company’s medical plan for up to twenty-four (24) months following the date of termination, if and to the extent that (i) Executive’s and his covered dependents’ continued participation in the Company’s medical plan for up to twenty-four (24) months would not cause the Company’s medical plan to violate any non-discrimination requirements under any under applicable law, (ii) if the Company’s medical plan is not a self-insured plan, the insurance company providing such continued coverage consents to Executive’s and his covered dependents’ continued participation in the Company’s medical plan beyond the eighteen (18) month COBRA period, and (iii) Executive pays the COBRA cost for Executive’s and his covered dependents’ continued participation in the Company’s medical plan.  The Company agrees to provide Executive with twenty-four (24) monthly payments, beginning on the one-month anniversary of the date of termination of Executive’s employment, with each payment in an amount equal to the monthly cost of COBRA coverage under the Company health plans then in effect for Executive and his covered dependents.  The Company further agrees to provide Executive with other insurance coverage (e.g., dental and life) commensurate with the coverage provided to Executive immediately prior to the date of termination for a period of twenty-four (24) months following the date of termination.  Other than as set forth in the preceding sentences, Executive shall not be eligible to participate in any Plans after the date of termination except as otherwise required by law and except for the right to receive benefits which have vested under any Plan in accordance with the terms of such Plan, and Executive shall not be eligible to receive any Bonus Compensation for the Company’s fiscal year during which the date of termination occurs or any later year.”

4.              Section 3(b)(iii) of the Severance and Restrictive Covenant Agreement is hereby amended and restated, in its entirety, to read as follows:

“(iii)                         Taxable Reimbursements and In-Kind Benefits.

(A)                               Any reimbursements by the Company to Executive of any eligible expenses under this Agreement that are not excludable from Executive’s income for Federal income tax purposes (the “Taxable Reimbursements”) and any in-kind benefits shall be made or provided by no later than the last day of the taxable year of Executive following the year in which the expense was incurred.

(B)                               The amount of any Taxable Reimbursements or in-kind benefits to be provided to Executive during any taxable year of Executive shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of Executive.

(C)                               The right to any Taxable Reimbursements or in-kind benefits shall not be subject to liquidation or exchange for another benefit.”

5.              A new sentence is hereby added to the end of Section 5(i) of the Severance and Restrictive Covenant Agreement to read as follows:

“Each installment payment to which Executive is entitled under this Agreement, if any, shall be treated as a separate payment as defined under Treasury Regulation Section 1.409A-2(b)(2) promulgated under Section 409A of the Internal Revenue Code of 1986, as amended.”

6.               Except as amended herein, all other provisions of the Severance and Restrictive Covenant Agreement remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

HSCGP, LLC, a Delaware limited liability company

By:	/s/ Paul D. Gilbert
Name:	Paul D. Gilbert
Title:	Executive Vice President

EXECUTIVE

/s/ William F. Carpenter III
William F. Carpenter III